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                                                                  EXHIBIT (c)(9)


                Amendment to Non-Employee Director Pension Plan


               RESOLVED, that Section 8(e) of the Non-Employee Director Pension Plan is amended in its entirety to read as follows:

         (e) The Company may, for administrative reasons, establish a grantor trust for the benefit of Directors covered by the Plan. The assets of such trust will be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in the applicable trust agreement, subject to the following conditions:

               (i) the creation of such trust shall not cause the Plan to be other than "unfunded" for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

               (ii) the Company shall be treated as the "grantor" of such trust for purposes of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code, as amended; and

               (iii) such trust agreement shall provide that, in the event of the Company's insolvency, the assets held in trust may be used to satisfy claims of the Company's general creditors, provided that the rights of such general creditors are enforceable under federal and state law.